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                                                                       EXHIBIT 8


                              FORM OF TAX OPINION

                               ___________, 2000



Board of Directors
19 Main Street
NewMil Bancorp, Inc.
New Milford, Connecticut 06776

Board of Directors
Nutmeg Federal Savings & Loan Association
301 Main Street
Danbury, Connecticut 06810


Gentlemen/Ladies:

     This opinion is being delivered to you in accordance with Section 7.1(f) of the Agreement and Plan of Merger (the "Agreement"), dated as of May 30, 2000, by and among NewMil Bancorp, Inc. ("NewMil"), a Delaware corporation, NewMil's wholly-owned subsidiary, New Milford Savings Bank ("New Milford Savings Bank") and Nutmeg Federal Savings & Loan Association ("Nutmeg"), a federal savings and loan association. Pursuant to the Agreement, Nutmeg will be acquired by NewMil in a transaction whereby Nutmeg will be merged with and into New Milford Savings Bank (the "Merger").

     In connection with the preparation of this opinion, we have examined and with your consent relied upon the following documents (including all exhibits and schedules thereto): (1) the Agreement; (2) the Registration Statement on Form S-4 of NewMil (File No. 333-_______) filed with the Securities and Exchange Commission on June 28, 2000, as amended by Pre-Effective Amendment No. 1 thereto filed with the Securities and Exchange Commission on ____________, 2000 (the "Registration Statement") and/or the Proxy Statement/Prospectus of NewMil and Nutmeg; (3) representations and certifications made to us by NewMil (attached hereto as Exhibit A); (4) representations and certifications made to us by Nutmeg (attached hereto as Exhibit B); (5) such other instruments and documents related to the formation, organization and operation of NewMil and Nutmeg or to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate./1/

_________________

     /1/   All capitalized terms used herein and not otherwise defined shall have the same meaning as they have in the Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").
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NewMil Bancorp, Inc.
Nutmeg Federal Savings & Loan Association
___________, 2000
Page 2

                           The Proposed Transaction

     Based solely upon our review of the documents set forth above, and upon such information as NewMil and Nutmeg have provided to us (which we have not attempted to verify in any respect), and in reliance upon such documents and information, we understand that the proposed transaction and the relevant facts with respect thereto are as follows:

     NewMil is the holding company of New Milford Savings Bank, headquartered in New Milford, Connecticut. Through New Milford Savings Bank, NewMil currently conducts a general banking business from 14 banking offices located in Fairfield and Litchfield Counties in Connecticut. On May 31, 2000, NewMil announced that it had signed a definitive merger agreement to acquire Nutmeg and to merge it with and into New Milford Savings Bank.

     Nutmeg is headquartered in Danbury, Connecticut. Nutmeg is engaged principally in the business of attracting deposits from the general public and investing those deposits in residential, consumer and small business loans. Nutmeg currently serves customers from four banking offices located in the communities of Danbury (2), Ridgefield and Bethel, Connecticut.

     The purpose of the Merger is to enable NewMil to acquire the assets and business of Nutmeg. After the Merger, Nutmeg's four branch banking offices will remain open and will be operated as banking offices of New Milford Savings Bank. The Merger will result in an expansion of New Milford's Savings Bank's primary market area to include Nutmeg's banking offices. The assets and business of Nutmeg's four banking offices will broaden NewMil's existing operations in Fairfield County where New Milford Savings Bank currently has banking offices. NewMil expects to achieve reductions in the current operating expenses of Nutmeg upon the consolidation of Nutmeg's operations into New Milford Savings Bank.

     It is proposed that pursuant to the Agreement, the banking laws of the State of Connecticut and the Connecticut Business Corporations Act, Nutmeg merge with and into New Milford Savings Bank. As a result of the Merger, Nutmeg's corporate existence will cease and New Milford Savings Bank will be the surviving corporation. As the surviving corporation, New Milford Savings Bank will succeed to all of the assets and liabilities of Nutmeg.

     By virtue of the Merger, each share of Nutmeg Common Stock and each share of Nutmeg Preferred Stock issued and outstanding prior to the Effective Time (other than Shares of Nutmeg
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NewMil Bancorp, Inc.
Nutmeg Federal Savings & Loan Association
___________, 2000
Page 3

Capital Stock that are owned by Nutmeg as treasury stock or owned directly or indirectly by NewMil, Nutmeg or any NewMil subsidiary, other than Shares held in a fiduciary capacity) will be converted into either: (a) the right to receive $8.25 or $14.4375, respectively in cash, without interest, as adjusted; (b) the right to receive that number of shares of NewMil Common Stock valued at $8.25 or $14.4375, respectively, as adjusted (the "Exchange Ratio"), or (c) a combination of cash and NewMil Common Stock. Certificates for fractions of shares of NewMil Common Stock will not be issued. In lieu of a fraction of a share of NewMil Common Stock, each holder of Nutmeg Common Stock or Preferred Stock otherwise entitled to a fraction of a share of NewMil Common Stock will be entitled to receive an amount of cash equal to (i) the fraction of a share of the NewMil Common Stock to which such holder would otherwise be entitled, multiplied by
(ii) $8.25 or $14.4375, as adjusted, respectively. The number of shares of NewMil Common Stock to be received will depend upon NewMil's average trading price over a 15 day period ending prior to closing (a similar procedure with different time periods will apply in the event certain events take place prior to closing). The dollar equivalent may be adjusted upward based upon the required sale by Nutmeg of loan servicing rights prior to closing.

     No more than 50 percent of the total value of the Merger consideration may be used to pay Nutmeg shareholders who elect to receive cash instead of NewMil Common Stock and to pay cash instead of fractional shares. If too many Nutmeg shareholders elect to receive cash instead of NewMil Common Stock, those Nutmeg shareholders will receive a prorated amount of cash and the remainder of the Merger consideration that they are entitled to receive will be paid to them in NewMil Common Stock at the Exchange Ratio.

     At the Effective Time, each option granted by Nutmeg to purchase shares of Nutmeg Common Stock under the various Nutmeg Stock Plans which is outstanding and unexercised immediately prior thereto will be converted automatically into cash or NewMil Common Stock equal to the difference between the option exercise price and $8.25, as adjusted. Whether the conversion of the option will be into cash or NewMil common stock will be based on the option holder's election under the same procedures and restrictions that apply to all Nutmeg shareholders.

     Immediately upon the Effective Time, Nutmeg will merge with and into New Milford Savings Bank in the Merger, with New Milford Savings Bank being the Surviving Bank in the Merger.

                        Assumptions and Representations

     In connection with rendering this opinion, we have assumed or obtained representations (and, with your consent, are relying thereon, without any independent investigation or review thereof,
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NewMil Bancorp, Inc.
Nutmeg Federal Savings & Loan Association
___________, 2000
Page 4

although we are not aware of any material facts or circumstances contrary to or inconsistent therewith) that:

     1. All information contained in each of the documents we have examined and relied upon in connection with the preparation of this opinion is accurate and completely describes all material facts relevant to our opinion, all copies are accurate and all signatures are genuine. We have also assumed that there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

     2. The Merger will be consummated in accordance with Connecticut state law and will qualify as a statutory merger under Connecticut state law.

     3. All representations made in the exhibits hereto are true, correct, and complete in all material respects. Any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification.

     4. The Merger will be consummated in accordance with the Agreement and as described in the Proxy Statement/Prospectus (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof); NewMil, New Milford Savings Bank and Nutmeg will comply with all reporting obligations with respect to the Merger required under the Code and the Treasury Regulations thereunder; and the Agreement and all other documents and instruments referred to therein or in the Proxy Statement/Prospectus are valid and binding in accordance with their terms.

                   Opinion - Federal Income Tax Consequences

     Based upon and subject to the assumptions and qualifications set forth herein, it is our opinion that for Federal income tax purposes the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In accordance therewith:

     (i) Nutmeg shareholders who receive NewMil Common Stock in the Merger in exchange for their Nutmeg Common Stock or Series B Preferred Stock will not recognize gain or loss on their receipt of NewMil Common Stock in such exchange for federal income tax purposes;

     (ii) No gain or loss will be recognized for federal income tax purposes by NewMil, Nutmeg or New Milford Savings Bank as a result of the Merger;
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NewMil Bancorp, Inc.
Nutmeg Federal Savings & Loan Association
___________, 2000
Page 5

     (iii) The aggregate tax basis of the NewMil Common Stock received by shareholders who exchange all or a portion of their Nutmeg Capital Stock solely or partially for NewMil Common Stock in the Merger will be the same as the aggregate tax basis of the Nutmeg Capital Stock surrendered in exchange for the NewMil Common Stock. For the purposes of this opinion, the aggregate tax basis shall be deemed to include fractional share interests; and

     (iv) The holding period of the NewMil Common Stock received by a holder of Nutmeg Capital Stock in the Merger (including a fractional share interest deemed received) will include, for Federal income tax purposes, the holding period of the Nutmeg Capital Stock surrendered in exchange for the NewMil Common Stock.

     In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below:

     1. This opinion represents and is based upon our best judgment regarding the application of relevant current provisions of the Code and interpretations of the foregoing as expressed in existing court decisions, administrative determinations (including the practices and procedures of the Internal Revenue Service (the "IRS") in issuing private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives such a ruling) and published rulings and procedures all as of the date hereof. An opinion of counsel merely represents counsel's best judgment with respect to the probable outcome on the merits and is not binding on the IRS or the courts. There can be no assurance that positions contrary to our opinions will not be taken by the IRS, or that a court considering the issues would not hold differently from such opinions. Neither NewMil nor Nutmeg has requested a ruling from the IRS (and no ruling will be sought) as to any of the federal income tax consequences addressed in this opinion. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinion expressed herein. We undertake no responsibility to advise you of any changes to relevant law or in the application or interpretation of the federal income tax laws.

     2. This letter addresses only the specific tax opinions set forth above. This letter does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

     3. We express no opinion regarding, among other things, the tax consequences of the Merger (including the opinion set forth above) as applied to specific shareholders of Nutmeg or that may be relevant to particular classes of Nutmeg shareholders, such as tax exempt organizations,
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NewMil Bancorp, Inc.
Nutmeg Federal Savings & Loan Association
___________, 2000
Page 6

dealers in securities, financial institutions, insurance companies, corporate shareholders subject to the alternative minimum tax, non-United States persons, Nutmeg shareholders who hold shares of Nutmeg Common or Preferred Stock as part of a straddle, hedge or conversion transaction, or traders in securities who elect to apply a mark-to-market method of accounting, and holders of shares of Nutmeg Common Stock acquired upon exercise of stock options or in other compensatory transactions or through a qualified retirement plan. In addition, we express no opinion regarding the tax consequences to a holder of an option to purchase shares of Nutmeg Common Stock who receives NewMil Common Stock in exchange therefor pursuant to the Merger.

     4. Our opinion set forth herein is based upon the description of the contemplated transactions as set forth above in the section captioned "The Proposed Transaction," the Agreement and the Proxy Statement/Prospectus. If the actual facts relating to any aspect of the transactions differ from this description in any material respect, our opinion may become inapplicable. No opinion is expressed as to any transaction other than those set forth in the section captioned "The Proposed Transaction," the Agreement and the Proxy Statement/Prospectus or to any transaction whatsoever, including the Merger, if all the transactions described in the section captioned "The Proposed Transaction," the Agreement and the Proxy Statement/Prospectus are not consummated in accordance with the terms of the section captioned "The Proposed Transaction," the Agreement and the Proxy Statement/Prospectus and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

     This opinion is provided to NewMil and Nutmeg only, and without our prior consent, may not be relied upon, used, circulated, quoted or otherwise referred to in any manner by any person, firm, governmental authority or entity whatsoever other than reliance thereon by NewMil, Nutmeg and the Nutmeg shareholders. Notwithstanding the prior sentence, we hereby consent to the use of the opinion letter as an exhibit to the Registration Statement and to the use of our name in the Registration Statement filing of our opinion with applicable regulatory authorities, if any. In giving the consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1993, as amended.

                              TYLER COOPER & ALCORN, LLP


                              By _________________________________
                                 A Partner